Exhibit 99.1

TEL 713.627.7474 FAX 713.626.3650 5151 San Felipe, Suite 800 Houston, Texas 77056

FOR IMMEDIATE RELEASE

Investor Relations
Contact:	Robert Whitlow
Email:	robert.whitlow@tpcgrp.com
Phone:	713-627-7474

Contact:	Ruth Dreessen
Email:	ruth.dreessen@tpcgrp.com
Phone:	713-627-7474

Media Relations
Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

TPC GROUP REPORTS FISCAL 2010 THIRD QUARTER RESULTS

Fiscal 2010 third quarter results reflect continued upturn

in market conditions for the Company’s products

HOUSTON (Friday, May 14, 2010) – TPC Group Inc. (NASDAQ:TPCG) today reported revenues of $400.7 million for the third quarter of fiscal 2010 compared to $162.6 million in last year’s third quarter and $415.8 million in the immediately preceding fiscal 2010 second quarter. Although overall sales volumes were up 15% compared to the prior year quarter, the substantial revenue increase was driven primarily by significantly higher average selling prices. The higher selling prices and higher sales volumes are both indicative of much stronger and more stable market conditions in the fiscal 2010 quarter compared to the fiscal 2009 quarter when commodity prices and customer demand were severely depressed because of the global economic recession. The slight decline from the immediately preceding quarter reflected lower sales volume, due primarily to timing of fuel product shipments and the impact of a major scheduled plant turnaround in the third quarter, partially offset by higher average selling prices.

Fiscal 2010 third quarter net income was $4.1 million, or $0.23 per diluted share, compared to a net loss of $5.3 million, or $0.30 per diluted share, for the prior year quarter and net income of $8.4 million, or $0.47 per diluted share, for the immediately preceding quarter. Fiscal 2010 second quarter net income included $17.1 million (pretax), or $0.62 per diluted share, for the final installment of the recovery from the Company’s business interruption insurance claim related to Hurricane Ike in September 2008.

Fiscal 2010 third quarter Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and additional items) was $19.1 million compared to $5.4 million for the prior year quarter and $27.2 million for the second quarter of fiscal 2010. Excluding the second quarter impact of the $17.1 million recovery under the Company’s business interruption insurance claim referred to above, Adjusted EBITDA for the fiscal 2010 third quarter was up 87% from the immediately preceding quarter. (Adjusted EBITDA is a non-GAAP financial measure, and a reconciliation of Adjusted EBITDA to Net Income (Loss), the most closely related GAAP measure, is provided below).

Charlie Shaver, President and CEO, commented, “I am extremely pleased with and encouraged by our third quarter results, which were consistent with the general market conditions we had previously anticipated. Market conditions continued the favorable trend we have seen over the past few quarters as demand continued to strengthen and supply remained tight for some of our products. We were able to realize margin expansion that positively impacted our bottom line as selling price improvements stayed ahead of raw material cost increases. We executed well in completing a major plant turnaround at our Houston facility in early February, and since that time our plants have been running well at high production rates.

“Our balance sheet was strengthened as a result of the $39.8 federal income tax refund we received in February from the carry-back of most of our fiscal 2009 net operating loss. We are continuing to evaluate options for use of our cash in a strategic manner that will maximize value for our stockholders. Lastly, as previously announced, we amended and extended our revolving credit facility, which is in large part a reflection of our continued strong financial position.”

Recent Developments

•

On April 29, 2010, the Company amended and extended its revolving credit facility to increase overall capacity from $140 million to $175 million, subject to borrowing base calculations, and to extend the maturity date from June 2011 to at least March 2013.

•	On May 4, 2010, the Company’s common stock began trading on The NASDAQ Capital Market under the symbol “TPCG”.

Fiscal Third Quarter 2010 Highlights

•	In January 2010, the Company changed its name from Texas Petrochemicals Inc. to TPC Group Inc. and launched a new web site, www.tpcgrp.com, with an enhanced Investors page.

•	In January 2010, the Company began filing customary reports under the Securities and Exchange Act of 1934, as amended, with its Exchange Act registration having become effective.

•

In February 2010, the Company completed a planned major plant turnaround at its Houston facility on schedule, on budget and without incident. The estimated negative impact on Adjusted EBITDA from the turnaround was $4.3 million.

•

In February 2010, the Company received a federal income tax refund of $39.8 million as a result of carrying back to prior years a substantial portion of its fiscal 2009 net operating loss. After applying the carry-back the Company has $8.3 million of remaining fiscal 2009 net operating loss available to carry forward to offset future taxable income.

•

As anticipated, the stability and improvement in market conditions for the Company’s products over the first two quarters of the fiscal year continued through the third quarter, as demand, selling prices and margins continued to strengthen.

Outlook

The Company continues to see strong demand for butadiene, butene-1, and its full line of Performance Products, which, along with favorable gasoline prices, should continue to bolster volumes and margins throughout the fiscal fourth quarter. Given these conditions, and with no planned outages of its facilities during the quarter, the Company anticipates a seasonably strong quarter, consistent with prior year fourth quarter performance.

Results of Operations

The financial statements and segment information provided at the end of this press release should be referred to when reading the discussion of fiscal 2010 third quarter operating results provided below.

Third Quarter of Fiscal 2010 versus Third Quarter of Fiscal 2009

Revenues

Total revenues for the third quarter of fiscal 2010 were up $238.1 million, or 146%, compared to the comparable prior year quarter. The improvement reflected more favorable market conditions in the current year quarter compared to the prior year quarter. The prior year quarter was characterized by depressed commodity prices and customer demand attributable in part to the global economic recession that started in the latter part of calendar 2008. Overall average selling prices, which have increased over the past year, were up by 118% compared to the prior year quarter and had a $203 million positive impact on revenues. Total sales volumes were up 15% and contributed $35 million of the overall improvement. On an operating segment basis, C4 Processing and Performance Products revenues were up by $180.6 million and $57.5 million, respectively, compared to the prior year quarter.

Adjusted EBITDA

Fiscal 2010 third quarter Adjusted EBITDA was $19.1 million compared to $5.4 million for the comparable prior year quarter. The overall improvement of $13.7 million reflected improved gross profit of $24.1 million, partially offset by higher plant operating expenses of $4.2 million, higher corporate expenses of $1.4 million and the $4.7 million recovery of previously unauthorized freight payments received in the fiscal 2009 third quarter. The gross profit improvement reflected the combined positive impact of 15% higher overall sales volumes and 45% higher overall average unit margins. The increase in plant operating expenses reflected higher employee benefit costs in the current year quarter and curtailed operations in the prior year quarter as a result of the depressed market conditions as well as deferral of discretionary spending to preserve liquidity.

On an operating segment basis, the overall improvement reflected increases in Adjusted EBITDA for C4 Processing and Performance Products of $7.1 million and $8.0 million, respectively, partially offset by higher corporate and other expenses of $1.4 million. The improvement for the C4 Processing segment consisted of higher gross profit of $14.0 million partially offset by higher operating expenses of $2.2 million and the $4.7 million recovery of previously unauthorized freight payments received in the prior year quarter. The higher C4 Processing gross profit reflected 9% higher sales volumes and 42% higher average unit margins. The increase for the Performance Products segment included higher gross profit of $10.1 million partially offset by higher operating expenses of $2.0 million. Performance Products gross profit improvement reflected a 42% increase in overall sales volumes and a 39% improvement in average unit margins.

Third Quarter of Fiscal 2010 versus Second Quarter of Fiscal 2010

Revenues

Fiscal 2010 third quarter revenues were down $15.1 million, or 4%, compared to fiscal 2010 second quarter revenues. The sequential decline reflected 17% lower sales volumes partially offset by the impact of 16% higher average selling prices. The negative impact of the lower volumes was $57 million and the positive impact of higher average selling prices was $42 million. On a segment basis, C4 Processing revenues were down $37.7 million and Performance Products revenues were up $22.6 million compared to the immediately preceding quarter. The decrease in revenues for the C4 Processing segment consisted of declines across all product lines due primarily to the impact of a major scheduled plant turnaround in the third quarter. The higher Performance Products revenue reflected across the board improvements in both sales volumes and average selling prices.

Adjusted EBITDA

Adjusted EBITDA for the third quarter of fiscal 2010 was $19.1 million compared to the immediately preceding quarter Adjusted EBITDA of $27.2 million, which included the business interruption insurance proceeds of $17.1 million. Excluding the effect of the insurance proceeds, Adjusted EBITDA was up $9.0 million sequentially. The improvement reflected higher gross profit of $10.7 million, partially offset by higher operating and corporate expenses of $1.7 million. The gross profit improvement was attributable to better unit margins, which more than offset the impact of 17% lower sales volumes. On an operating segment basis, excluding the impact of the business interruption insurance recovery in the previous quarter, C4 Processing Adjusted EBITDA was up by $2.4 million and Performance Products Adjusted EBITDA was higher by $6.9 million. Unit margin expansion for both operating segments reflected continuation of the upward trend in selling prices which outpaced raw material cost increases. The C4 Processing segment Adjusted EBITDA in the current year quarter was negatively impacted by a major planned turnaround at the Houston facility, typically occurring every three to four years, which reduced sales volumes and unit margins. The estimated impact on Adjusted EBITDA from the turnaround was approximately $4.3 million.

Liquidity and Capital Resources

Net cash flow for the fiscal 2010 third quarter was $25.8 million. Cash provided by operating activities was $30.9 million, capital expenditures were $1.8 million and cash used in financing activities was $3.3 million. The primary components of cash provided by operating activities, other than cash generated from ongoing operations, were $39.8 million from the federal income tax refund from carry-back of most of the fiscal 2009 net operating loss, partially offset by additional investment in working capital of $24.5 million, which reflects the continuing upward trend in selling prices and raw material costs. At the end of the third quarter the Company had no borrowings under its revolving credit facility and had cash reserves of $26.2 million.

Conference Call

Management will discuss the Company’s third quarter results during a conference call and webcast at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Friday, May 14, 2010. To listen to the call, dial (480) 629-9724 at least 10 minutes prior to the start time and ask for the TPC Group call. Additionally, participants may access live the webcast and related presentation materials from the Investors / Events and Presentations page of the Company’s website at www.tpcgrp.com.

For those unable to listen to the live call, a replay will be available through Friday, May 28, 2010 by calling (303) 590-3030 using pass code 4290608#. Also, an archive of the webcast will be available shortly after the call on the Company’s website for approximately 90 days.

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

Cautionary Information Regarding Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly statements that may relate to future operating results, existing and expected competition, financing and refinancing sources and availability, and plans related to strategic alternatives or future expansion activities and capital expenditures. Although TPC Group believes that such statements are based on reasonable assumptions, no assurance can be given that such statements will prove to have been correct. A number of factors could cause actual results to vary materially from those expressed or implied in any forward-looking statements, including risks and uncertainties such as volatility in the petrochemicals industry, limitations on the Company’s access to capital, the effects of competition, leverage and debt service, general economic conditions, litigation and governmental investigations, and extensive environmental, health and safety laws and regulations. More information about the risks and uncertainties relating to TPC Group and the forward-looking statements are found in the Company’s SEC filings, including the Registration Statement on Form 10, as amended, which are available free of charge on the SEC’s website at http://www.sec.gov. TPC Group expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

- tables to follow -

TPC GROUP INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2010	December 31, 2009	June 30, 2009
	(unaudited)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$26.2	$0.4	$6.6
Accounts receivable	163.1	139.0	98.5
Income tax receivable	—	39.8	—
Inventories	97.3	73.4	36.9
Other current assets	17.0	19.0	20.3

Total current assets	303.6	271.6	162.3

Property, plant and equipment, net	492.9	500.9	516.3
Investment in limited partnership	2.8	3.0	2.8
Intangible assets, net	6.0	6.0	6.0
Other assets, net	20.7	18.9	22.4

Total assets	$826.0	$800.4	$709.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$135.2	$116.4	$86.7
Accrued liabilities	22.5	18.7	19.2
Current portion of long-term debt	3.1	5.3	2.7

Total current liabilities	160.8	140.4	108.6

Long-term debt	267.4	268.5	269.9
Deferred income taxes	101.7	99.6	52.1

Total liabilities	529.9	508.5	430.6

Stockholders’ equity	296.1	291.9	279.2

Total liabilities and stockholders’ equity	$826.0	$800.4	$709.8

TPC GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In millions, except per share amounts)

	Three Months Ended			Nine Months Ended March 31,
	March 31,		December 31,
	2010	2009	2009	2010	2009
Revenues	$400.7	$162.6	$415.8	$1,156.7	$1,116.0
Cost of sales	341.0	127.0	366.8	990.2	995.5

Gross profit	59.7	35.6	49.0	166.5	120.5

Operating expenses	33.6	29.4	32.2	98.7	99.1
General and administrative expenses	7.5	7.3	7.6	20.8	25.3
Depreciation and amortization	9.8	10.7	9.9	30.0	31.4
Unauthorized freight payment recoveries	—	(4.7)	—	—	(4.7)
Business interruption insurance recoveries	—	—	(17.1)	(17.1)	—

Income (loss) from operations	8.8	(7.1)	16.4	34.1	(30.6)

Other (income) expense

Interest expense	3.5	3.9	3.8	11.0	13.2
Unrealized loss (gain) on derivatives	(1.0)	(1.3)	(1.2)	(2.4)	4.0
Other, net	(0.5)	(0.2)	(0.6)	(1.5)	(1.1)

Income (loss) before income taxes	6.8	(9.5)	14.4	27.0	(46.7)

Income tax expense (benefit)	2.7	(4.2)	6.0	10.9	(16.1)

Net income (loss)	$4.1	$(5.3)	$8.4	$16.1	$(30.6)

Earnings per share:
Basic	$0.23	$(0.30)	$0.47	$0.90	$(1.73)
Diluted	$0.23	$(0.30)	$0.47	$0.90	$(1.73)
Weighted average shares outstanding:
Basic	18.0	17.7	17.9	17.9	17.7
Diluted	18.0	17.7	17.9	17.9	17.7

TPC GROUP INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited) (In millions)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2010	2009	2009	2010	2009
Cash flows from operating activities	$30.9	$33.4	$41.6	$28.0	$22.3

Cash flows from investing activities
Capital expenditures	(1.8)	(3.8)	(3.0)	(6.4)	(15.1)

	(1.8)	(3.8)	(3.0)	(6.4)	(15.1)

Cash flows from financing activities
Repayments on term loans	(0.7)	(0.7)	(1.1)	(2.4)	(2.1)
Net payments on revolving credit facility borrowings	(0.4)	(27.5)	(34.8)	—	(2.8)
Net proceeds from (payments on) insurance debt	(2.2)	(1.6)	(2.3)	0.4	1.1
Repurchase of common stock	—	—	—	—	(3.0)
Other financing activity outflows	—	—	—	—	(0.6)

	(3.3)	(29.8)	(38.2)	(2.0)	(7.4)

Increase (decrease) in cash and cash equivalents	25.8	(0.2)	0.4	19.6	(0.2)

Cash and cash equivalents at beginning of period	0.4	0.6	—	6.6	0.6

Cash and cash equivalents at end of period	$26.2	$0.4	$0.4	$26.2	$0.4

TPC GROUP INC.

BUSINESS SEGMENT INFORMATION

(Unaudited) (In millions)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2010	2009	2009	2010	2009
Sales volumes (lbs)
C4 Processing	531.0	485.0	680.6	1,796.6	1,581.1
Performance Products	153.7	108.3	140.8	443.6	448.5

	684.7	593.3	821.4	2,240.2	2,029.6

Revenues
C4 Processing	$299.7	$119.1	$337.4	$904.2	$856.4
Performance Products	101.0	43.5	78.4	252.5	259.6

	$400.7	$162.6	$415.8	$1,156.7	$1,116.0

Cost of sales (1)
C4 Processing	$260.4	$93.8	$302.2	$784.8	$786.3
Performance Products	80.6	33.2	64.6	205.4	209.2

	$341.0	$127.0	$366.8	$990.2	$995.5

Adjusted EBITDA (2)
C4 Processing (3)	$14.7	$7.6	$29.4	$65.1	$—
Performance Products	11.4	3.4	4.5	19.8	26.1
Corporate	(7.0)	(5.6)	(6.7)	(18.6)	(19.5)

	$19.1	$5.4	$27.2	$66.3	$6.6

(1)	Excludes depreciation and amortization and operating expenses.
(2)	See below for further discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to Net Income (Loss).
(3)	Items included in C4 Processing segment Adjusted EBITDA:

-	Three months ended December 31, 2009 and nine months ended March 31, 2010 – business interruption insurance recovery of $17.1 million.

-	Three and nine months ended March 31, 2009 – unauthorized freight payment recovery of $4.7 million.

TPC GROUP INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)

(Unaudited) (in millions)

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard GAAP refers to generally accepted accounting principles in the United States.

Adjusted EBITDA is presented and discussed in this news release because management believes it enhances understanding by investors and lenders of the Company’s financial performance. Adjusted EBITDA is not a measure computed in accordance with GAAP. Accordingly it does not represent cash flow from operations, nor is it intended to be presented herein as a substitute to operating income or net income as indicators of the Company’s operating performance. Adjusted EBITDA is the primary performance measurement used by senior management and our Board of Directors to evaluate operating results of, and to allocate capital resources between, our business segments. We calculate Adjusted EBITDA in accordance with our credit facilities, meaning earnings before interest, taxes, depreciation and amortization (EBITDA), then adjusted to add back certain additional items. Such additional items include certain non-cash items defined by the credit facilities and reflected in the Reconciliation of Adjusted EBITDA to Net Income (Loss) below. Our calculation of Adjusted EBITDA may be different from calculations used by other companies; therefore, it may not be comparable to other companies.

Provided below is a reconciliation of the Company’s Adjusted EBITDA, a non-GAAP financial measure, to Net Income (Loss), the GAAP financial measure most directly comparable to Adjusted EBITDA.

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2010	2009	2009	2010	2009
Net income (loss)	$4.1	$(5.3)	$8.4	$16.1	$(30.6)
Income tax expense (benefit)	2.7	(4.2)	6.0	10.9	(16.1)
Interest expense, net	3.5	3.9	3.8	11.0	13.2

Depreciation and amortization	9.8	10.7	9.9	30.0	31.4

EBITDA	20.1	5.1	28.1	68.0	(2.1)
Non-cash stock-based compensation	—	1.6	0.3	0.7	4.7
Unrealized (gain) loss on derivatives	(1.0)	(1.3)	(1.2)	(2.4)	4.0

Adjusted EBITDA	$19.1	$5.4	$27.2	$66.3	$6.6

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